Exhibit 10.1

DATE: 10 October 2019

(1) SAYRE THERAPEUTICS PRIVATE LIMITED

- and -

(2) EMULATE THERAPEUTICS, INC.

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made on the 10 October 2019

BETWEEN:

(1)	SAYRE THERAPEUTICS PRIVATE LIMITED, a corporation organized and existing under the laws of India and having its registered office at 3rd Floor, No. 91, G.R Square (Indiqube Epsilon), Amarjyothi Nagar Layout, 100 Feet Inner Ring Road, Domlur, Bangalore – 560071, Karnataka, India. Hereinafter referred to as (“SAYRE”)

AND

(2)	EMULATE THERAPEUTICS, INC., a corporation organized and existing under the laws of the state of Washington, with its principal office located at 425 Pontius Avenue North, Suite 200, Seattle, WA 98109, USA. Hereinafter referred to as (“EMULATE”)

SAYRE and EMULATE hereinafter also being referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

Whereas	EMULATE has established itself as the owner of the Product (as hereinafter defined) and has responsibility for the GMP (as hereinafter defined) -approved manufacture thereof, in accordance with approved MAs (as hereinafter defined).

Whereas	EMULATE wishes to sell the Product to SAYRE and SAYRE wishes to subsequently supply the Product in the Territory in the Field (as each such term is hereinafter defined).

Whereas	SAYRE has established itself as a well-known and respected organization supplying speciality pharmaceuticals and medical devices to customers within the Territory,

Whereas	SAYRE desires to and has agreed to act as licensee for EMULATE and supply (as far as allowed by laws and regulations in the Territory, either by holding the MA or under Name Patient Program (as hereinafter defined)) the Product in the Territory in the Field on the terms set out below.

Whereas	EMULATE is willing to supply to SAYRE exclusively, the Product for distribution in the Territory in the Field.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Parties hereto agree as follows:

1.	Definitions

In this Agreement unless the context requires otherwise the following words and phrases will have the respective adjacent meanings:

“Adverse Event (AE)”	Any untoward medical occurrence, unintended disease or injury, or untoward clinical signs (including abnormal laboratory findings) in patients, user or other persons, whether or not related to the investigational medical device.

“Affiliate”	in respect of either Party, any company which at the relevant time directly or indirectly owns or controls or is directly or indirectly owned or controlled by or in common control with such party to the extent of more than 50% of its shares having the right to vote at a general meeting.

“Effective Date”	the date written at the beginning of this Agreement.

“Field”	With respect to EMULATE’s Hælo™ Pediatric system, the treatment of diffuse midline glioma including diffuse intrinsic pontine glioma in patients less than 22 years of age. With respect to EMULATE’s Voyager system, the treatment of glioblastoma multiforme in adults.

“Force Majeure”	any cause preventing or hindering the performance of this Agreement arising from or attributable to acts, events or circumstances beyond the reasonable control of the Party affected, which could not have been avoided or overcome through the exercise of reasonable diligence, including but not limited to epidemic of disease, Act of God, shortage of materials, war, labour disputes, accidents, fire, breakdown of machinery, acts of government or other legal authority, riot or civil commotion and whether eiusdem generis to the above causes or not.

“Good Distribution Practice (GDP)”	“GDP” means those current good distribution requirements, practices and medical device industry standards in force from time to time during the term of this Agreement per EU Medical Device Rules, 2017, and 21 CFR 800 series.

“Good Manufacturing Practice (GMP)”	Current Good Manufacturing Practice relating to Product description, manufacturing processes, quality control, packaging instructions, specifications, and guidelines relating to the manufacture, testing, analysis and packaging of medical devices, per EU Medical Device Rules and 21 CFR 800 series and any subsequent updates to such directives, regulations or guidelines.

“Intellectual Property”	any patent, copyright, design, trademark (registered or unregistered) or other industrial or intellectual property right subsisting in the Territory in respect of the Product and applications for any of the foregoing;

“Marketing Authorisation (MA)”	An authorisation or licence issued by the relevant Regulatory Authority in an individual country or group of countries in respect of a medical device which allows for that medical device to be placed on the market for use in specified clinical indication(s) and patients.

“Named Patient Program (NPP)”	the supply of medical device that is not the subject of an MA in the individual country in the Territory in the Field where a bona fide unsolicited order for use of the medical device has originated from a healthcare professional or from another individual as permitted by the Regulatory Authority in the country where the medical device is intended to be used. This will usually result in a requirement for importation of the unauthorised medical device into the individual country where it is intended to be used. All activities must be performed in accordance with the procedures defined by the Regulatory Authority in the country where the medical device is intended to be used.

“Product(s)”	EMULATE’s Product(s) (Voyager and Hælo Pediatric system) as attached and more fully described hereto in Schedule 1 for use in their respective Fields; for the Hӕlo Pediatric system, it would be with Humanitarian Device Exemption (HDE) or Premarket Approval (PMA) status granted at any time by the US FDA, whichever is first granted, and for the Voyager system, it would be with “Conformité Européenne” (CE) mark granted at any time.

“Quarter”	a period of the three consecutive months commencing on 1 January, 1 April, 1 July and 1 October in each year during the term of this Agreement;

“Regulatory Authority”	all such governmental bodies or agencies that are responsible for granting MA for the Product; or for providing authorisation to the importation of a medical device which is unauthorised in the country where it is intended to be used, where such import authorisation is required.

“Restricted Information”	any non-public, confidential information of either Party (the Disclosing Party), whether oral, visual or written, which (i) is disclosed to the other Party (the Receiving Party) by the Disclosing Party pursuant to, in contemplation of, or otherwise in connection with, this Agreement; or (ii) comes to the attention of the Receiving Party and relates to the Product or the business of either Party or any Affiliate of either Party (whether or not such information is expressly stated to be confidential or marked as such);

“Serious Adverse Event (SAE)”	an adverse event that (a) led to death, (b) led to serious deterioration in the health of the patient that resulted in either (1) a life-threatening illness or injury, or (2) a permanent impairment of a body structure or a body function, or (3) in-patient or prolonged hospitalization, or (4) medical or surgical intervention to prevent life-threatening illness or injury or permanent impairment to a body structure or a body function, or (c) led to fetal distress, fetal death or a congenital abnormality or birth defect.

“Territory”	Respective countries as more fully described in Schedule 2;

“Trade Mark”	the trademarks identified in Schedule 3 hereof.

“Transfer Price”	as provided in Schedule 1 to this Agreement with respect to each Product sold to SAYRE hereunder

1.1	Reference in this Agreement to a person will be deemed to include any legal entity whether it be an individual, partnership, company, unincorporated organisation, or any government or agency thereof.

1.2	Where the context admits reference in this Agreement to the singular will include the plural and vice versa and reference to the masculine will include the feminine and vice versa.

1.3	The headings in this Agreement are for ease of reference only and will not affect its interpretation.

2.	Appointment of SAYRE

2.1	Subject to the terms and conditions of this Agreement, EMULATE hereby appoints SAYRE as its exclusive licensee for the importation, sale, distribution and supply of the Product in the Territory in the Field and SAYRE hereby agrees to act in that capacity subject to the terms and conditions of this Agreement. Supply of the Product will be according to regulatory strategy (as hereinafter defined in Schedule 4).

2.2	SAYRE accepts such appointment and agrees not to obtain supplies of the Product for importation, sale, distribution and supply in the Territory during the term of this Agreement from any third party except from EMULATE.

2.3	SAYRE will use its best reasonable efforts as permissible by law to prevent sale of Product to:

2.3.1	any person in the Territory where SAYRE knows or has reason to believe that the Product will be resold in any country which is outside the Territory or outside the Field; or

2.3.2	any person outside the Territory.

2.4	If SAYRE receives a request from a customer located outside the Territory for supply of the Product, SAYRE will forward it to EMULATE, and EMULATE will in turn forward all queries originating from the Territory to SAYRE.

2.5	SAYRE will be entitled to describe itself as an “Authorised Licensee of EMULATE” for the Product in the Territory in the Field, but SAYRE will not hold itself out as EMULATE’s agent for sales of the Product or otherwise as being entitled to bind EMULATE in any way.

2.6	SAYRE will ensure that customers purchasing the Product hold the necessary licences/authorisations/permits that allow the purchase of Product on a Named Patient Program basis.

3.	Responsibilities of EMULATE

3.1	EMULATE will work, or will continue to work, with international key opinion leaders in the relevant therapeutic area. EMULATE will share relevant knowledge about and relevant contact details about key opinion leaders in the Territory.

3.2	Within thirty (30) days following CE mark issuance, US FDA HDE approval or US FDA marketing approval for the Product, as applicable, EMULATE will provide to Sayre a final version of “Instructions for Use” (IFU) for such approved Product.

3.3	EMULATE will to a reasonable extent be available for training and education sessions and international meetings regarding the Product, its application, EMULATE’s know-how, business development activities, exchange of information on scientific aspects and other activities in order to build an awareness and preference for the Product.

Following training needed from EMULATE in India:

●	Skype / appropriate platform-based hands-on training to the medical and sales team of SAYRE by EMULATE on:

●	Positioning of the coil on patient’s head and correct use of other accessories such as control unit

●	Training on troubleshooting of the device

●	Understanding the science behind the Product, to discuss safety, efficacy and management of adverse events.

These trainings can be in the form of didactic videos or interactive webinars, in-person visits or other formats of training tools.

3.4	To help in facilitating introductions with the key global investigators, so as to enable International speaker programs (ISPs) in India, conducted by SAYRE.

3.5	EMULATE will depute appropriate person to participate in person in the Subject Expert Committee (SEC) meeting that is held as part of the Product registration process in the Territory.

4.	The Product

4.1	EMULATE will promptly inform SAYRE in writing should it consider discontinuation of the manufacture of the Product(s) and/or consider making any alteration to the specification attached in Schedule 1 the (“Specification”) of the Product and subject to the regulatory approval as mentioned in Schedule 4, and supply any additional information as may be required by the Regulatory Authority including changes in formulation, presentation or packaging of the Product to support the change in Specification or the decision to discontinue the Product.

4.3	EMULATE will use its commercially reasonable efforts to supply the ordered quantity of the Product to SAYRE in accordance with Section 8 (Supply and Delivery) and the remaining provisions of this Agreement and the relevant Purchase Order. In the event EMULATE is unable to supply a Product in accordance with an order placed by SAYRE and accepted by EMULATE, EMULATE will promptly inform SAYRE of the reason for such inability and an alternate date by which the Product can be supplied.

4.4	Restrictions on Use of Product Prescribed for Less Than 12-Month Periods: For any Product prescribed for a treatment period of less than twelve (12) months, SAYRE will ensure that such Product is used only or a single prescription and a single patient, and SAYRE will not suffer or permit the use of such Product for treatments of patients or for treatment periods other than those initially prescribed. The parties agree that Products sold under this Agreement will be prescribed for only 3-month, 6-month or 12-month treatment periods.

5.	Product Approval and Regulatory Matters:

5.1	SAYRE will be responsible for permits and ancillary approvals required for SAYRE to import, resell and distribute the Product and for obtaining and maintaining Regulatory Approval of the Product at its own expense, including any government fees and approvals of labelling and packaging of the Product. EMULATE will provide assistance to the extent that it is commercially reasonably able as SAYRE may reasonably request in connection with obtaining Regulatory Approval. SAYRE will also be responsible for obtaining all pricing approvals required to market and resell the Product in the Territory in the Field. Notwithstanding the above allocation of responsibility for obtaining Regulatory Approval and pricing approvals, EMULATE will have the right to review and comment upon all material regulatory filings proposed to be made with respect to the Product.

5.2	EMULATE will provide SAYRE with (i) a full copy of the EU Technical File and (ii) to the extent that EMULATE has the legal right, any other relevant and useful information that SAYRE may reasonably request and that is in EMULATE’s possession and may not be included in the EU Technical File but may support the filing and subsequent Regulatory Approval of the Product in the Territory in the Field.

5.3	All Regulatory Approvals and pricing approvals in the Territory will be held in the name of SAYRE or its Affiliate. Upon termination of this Agreement, all Regulatory Approvals and pricing approvals will be transferred into the name of EMULATE or EMULATE’s designate, as described in Section 20.8 (d).

5.4	EMULATE will share the EU Technical File and the US HDE application in an .PDF format, that is in EMULATE’s possession to SAYRE within 6 (six) months after an EU CE Mark or HDE approval by US FDA, whichever is earlier, as described in Schedule 4. SAYRE should evaluate the EU Technical File and provide EMULATE with any additional requirements for the submission to Regulatory Authorities in the Territory within 6 (six) months after delivery of the dossier. Schedule 5 includes a listing of documents that will need to be notarized or apostilled for regulatory submissions in addition to the EU Technical File in the Territory. EMULATE will provide any additional documents and administrative documentation required by Regulatory Authorities in a reasonable time. However, requirements listed in Schedule 5 are based on current regulations and indicative, however, any change in regulations during MA application, amended requirements will be communicated accordingly.

6.	Price and Payment

6.1	The prices of the Product(s) will be the prices specified in Schedule 1 hereof.

6.2	EMULATE will be entitled to invoice SAYRE at any time after the Product has been shipped to SAYRE.

6.3	SAYRE will pay EMULATE within 60 (sixty) days of the date of invoice by wire transfer to such bank account EMULATE will nominate from time to time.

6.4	Product purchase payments will be made in United States Dollars.

7.	Upfront and Milestone Payment

7.1	EMULATE and SAYRE agree on the upfront and milestone payment as described in Schedule 1.

7.2	EMULATE and SAYRE agree that the Transfer Price for the first 10 units will be as detailed in Schedule 1.

7.3	Milestone payments will be subject to tax withholding; provided, however, that EMULATE will provide SAYRE with necessary relevant Tax Residency Certificates (TRCs) & Permanent Establishment undertaking based on which taxes will be withheld on milestone payments. SAYRE will supply a certificate on the taxes withholding to EMULATE, which EMULATE may use to set off against EMULATE’s US taxes on profits, as part of the Double Taxation Avoidance Agreement (DTAA) between United States and India.

7.4	HDE, CE Mark and US FDA approval as per the Medical Devices timeline are mentioned in Schedule 1. Parties will discuss in good faith the reasons for any delay of approval process, and the appropriate next steps.

8.	Supply and Delivery

8.1	EMULATE will be responsible for the manufacture and supply of Product for the Territory in the Field. EMULATE will be responsible for all costs associated with labelling, packaging, and Product inserts for Product. EMULATE will be responsible for formal quality control and batch release testing in the United States for all Product to be distributed in the Territory. SAYRE will be responsible for any additional country-specific quality control and batch release testing required to distribute the Product in the Territory.

8.2	SAYRE will provide purchase orders for quantities of Product (each, a “Purchase Order”) and such Purchase Orders will be placed upon receiving a prescription and the delivery date to be specified in such Purchase Order. Each Purchase Order will be subject to acceptance by EMULATE. The terms and conditions of this Agreement will govern the sale of Product regardless of additional or different terms in any Purchase Order or any other document issued by EMULATE or SAYRE, except to the extent such Purchase Order or document expressly provides that its terms will control.

8.3	Unless otherwise agreed in writing between the Parties, EMULATE will make all reasonable efforts to deliver the Product by the date specified therefor in the applicable Purchase Order. EMULATE will notify SAYRE of any rejection of a Purchase Order no later than three (3) business days from the date of receipt of such Purchase Order, after which EMULATE will be deemed to have accepted the order. In the event of any delays EMULATE will promptly inform SAYRE of the delay and the earliest alternate date of shipment.

8.4	The Product will be supplied ex works (Incoterms 2010) EXW Seattle, Washington, whereupon title to the Product will pass to SAYRE subject to payment in full therefor. Transport of the Product will be organized by SAYRE. Product will be packed in a packaging able to preserve the integrity of the Product according to the laws and GDP guidelines for the shipment of medical devices. SAYRE confirms that it has the necessary storage facilities available to enable the Product to be stored in its authorised storage conditions.

8.5	In respect of every order for the Product placed by SAYRE on EMULATE on NPP: (a) the billing name and address will always be that of the patient; (b) the shipping address at which the Product will be delivered may be of the patient, or the relevant medical practitioner or hospital or other address as determined by the patient in consultation with SAYRE; (c) notwithstanding the fact that the billing address is that of the patient as aforesaid, Sayre will always be responsible for paying EMULATE the price of the Product supplied; (d) In the event SAYRE places a single Purchase Order for supply of multiple units of the Product pursuant to multiple prescriptions, EMULATE will pack each unit separately in accordance with the Named Patient details supplied by SAYRE in the applicable Purchase Order.

Schedule 4 to be referred to for Section 8.5, on Name Patient Program arrangement till the time SAYRE holds an MA in the Territory.

9.	Title and Risk

9.1	Title to the Product will pass to SAYRE after EMULATE has received the full payment therefor. The risk of loss of the Product will pass to SAYRE in accordance with the applicable Incoterms 2010 once the Product is placed at the disposal of SAYRE at the premises of EMULATE.

9.2	Notwithstanding the retention of title in the Product by EMULATE pursuant to Section 8.1 above, SAYRE has the right to supply the Product at its own discretion on its own conditions of sale in the Territory in the Field in accordance with all applicable laws of the Territory.

10.	Packaging of the Product(s)

The Product will be supplied in EMULATE’s international packaging as detailed in Schedule 1.

11.	Regulatory Responsibilities for Named Patient Program

11.1	SAYRE acknowledges that the Product is not registered in the Territory and will be supplied under the NPP procedure for a certain period, as described in Schedule 4; active promotion of the Product is not permitted as of the Effective Date because no MAs are held in the Territory.

11.2	SAYRE will be responsible for compliance within each country of the Territory with the terms of the NPP procedure, as described in Schedule 4.

11.3	SAYRE will manage regulatory, importation and customs’ aspects for the importation, resale and distribution of the Product and will be responsible for ensuring that it has all necessary government and regulatory approvals in place to enable it to import, store, resell and distribute the Product under the terms of the NPP procedure in the Territory.

11.4	Upon SAYRE’s reasonable request, EMULATE will provide SAYRE with all information on the Product required to comply with its obligations hereunder.

11.5	EMULATE agrees to provide a reasonable number of Product (units) as advised by the Regulatory Authority (referring to Medical Device Rules 2017) and agreed to by EMulate for purposes of testing in an Indian laboratory, as part of the Product registration process in the Territory; provided, that each Product provided will be labelled so as to restrict its use for such testing.

11.6	EMULATE will ensure that SAYRE has access to the “Instructions for Use” for the Product, authorised as of the Effective Date, in order to enable compliance with the activities for which SAYRE is responsible under this Agreement. EMULATE will provide updated documentation to SAYRE if/when it is revised for the MA for the country. A detailed regulatory strategy for the Product is provided in Schedule 4.

12.	Surveillance and Medical Information Responsibilities

12.1	During the NPP arrangement, SAYRE is and will be responsible for compliance with the laws and regulations relating to supply in the Territory, including any safety reporting requirements to the Regulatory Authorities that may apply in the Territory. If SAYRE receives any AE or SAE reports involving the Product, these should be forwarded to EMULATE’s device surveillance team (tel: +1 206 708 2288 or e-mail: dmorganmurray@emulatetx.com) in all instances, within 48 hours of occurrence.

12.2	Once the Product is registered in India, the SAE reporting will be as per Medical Device Rules 2017, GSR 78(E), Seventh Schedule, Clause (2), Subclause 3(i). If SAYRE receives any AE or SAE reports involving the Product, these should be forwarded to EMULATE’s device surveillance team (tel: +1 206 708 2288 or e-mail: dmorganmurray@emulatetx.com) in all instances, within 48 hours of occurrence. SAYRE may assist, at EMULATE’s request, with follow-up/medical validation of the AE/SAE report with the reporter. EMULATE will be responsible for all other aspects of device surveillance, including the maintenance of an aggregate safety database which complies with requirements and reporting in countries in which EMULATE holds or will be holding an MA.

12.3	If SAYRE receives any questions of a medical nature from customers for the Product, these should be forwarded to EMULATE Medical Information (tel: +1 888.525.0026 or e-mail: techsupport@emulatetx.com) immediately and in all instances, within one (1) working day. EMULATE will be responsible for preparing a response for the customer and will do so within five (5) working days. SAYRE may assist, at EMULATE’s request, in the delivery of the response to the customer.

12.4	For the avoidance of doubt, the provisions of this Section 12 will survive termination or expiration of the Agreement and will continue until expiry of the Product in the Territory.

13.	Intellectual Property

13.1	EMULATE hereby authorises SAYRE to use the Trade Marks for purposes of marketing, reselling and distributing the Product in the Territory in the Field for the Term or Successive Term, if applicable for the purpose only of exercising its rights and performing its obligations under this Agreement; provided, that SAYRE will ensure that each reference to and any use of the Trade Mark is in a manner from time to time approved by EMULATE and where appropriate is accompanied by an acknowledgement, in a form approved by EMULATE, that the same is a registered trademark of EMULATE.

13.2	SAYRE acknowledges that the Trade Mark is and will remain the property of EMULATE and SAYRE disclaims any rights to such Trade Mark other than the rights granted pursuant to Section 13.1 above. SAYRE agrees that it does not and will not make any claims on any Intellectual Property of EMULATE. No other third party is authorized to use the Trade Mark in the Territory.

13.3	SAYRE will use the Trade Mark in compliance with all applicable laws, rules and regulations of the Territory and in a manner that always reflects favourably upon and preserves the integrity of the Trade Mark. Except as otherwise provided for herein, SAYRE agrees not to use any of the Trade Mark on or in connection with any goods or services other than the Products.

13.4	SAYRE will notify EMULATE promptly if it becomes aware of (a) any actual, potential, threatened or alleged infringement by EMULATE of a trademark, trade name, service mark, brand name, patent, trade secret or other intellectual property right (collectively, “Intellectual Property Rights”) of any third party in the Territory or (b) the actual, potential, threatened or alleged infringement or misappropriation of EMULATE’s Trade Mark in the Territory. EMULATE will be responsible for defending and/or settling any and all claims mentioned in this Section 13, at its sole expense; provided, that SAYRE will cooperate with EMULATE in any such defense and settlement.

14.	Restricted Information

14.1	Except as provided in Sections 14.2 and 14.3, each Party will at all times during the continuance of this Agreement and for five (5) years after its termination;

14.1.1	use its best efforts to keep all Restricted Information disclosed to it by the other Party confidential and accordingly not disclose any Restricted Information to any other person; and

14.1.2	not use any Restricted Information disclosed to it by the other Party for any purpose other than the performance of its obligations under this Agreement.

14.2	Any Restricted Information may be disclosed by the Receiving Party to:

14.2.1	any purchasers of the Product;

14.2.2	the Regulatory Authority or other governmental authority in the Territory; and

14.2.3	any employees of the Receiving Party or of any of the aforementioned persons and subject in every case only to the extent necessary for the purposes contemplated in this Agreement or as is required by law and subject in each case to the Receiving Party using its best efforts to ensure that the person in question keeps the same confidential and does not use the same except for the purpose for which the disclosure is made.

14.3	Restricted Information may be used by the Receiving Party for any purpose or disclosed to the extent only that:

14.3.1	it is at the date hereof or hereafter becomes public knowledge through no act or omission of the Receiving Party, its agents or employees (provided that in doing so the Receiving Party will not disclose any Restricted Information which is not public knowledge); or

14.3.2	it can be shown by the Receiving Party to have been known to the Receiving Party prior to its being disclosed by the Disclosing Party to the Receiving Party; or

14.3.3	it can be shown by the Receiving Party that Restricted Information was obtained from third parties who lawfully acquired such information without restrictions as to its use or dissemination; or

14.3.4	it can be shown by the Receiving Party that Restricted Information has to be produced due to a law or authority decision; or

14.3.5	it can be shown by the Receiving Party that the Restricted Information is independently developed without access to the Restricted Information.

15.	Force Majeure

15.1	Neither Party will be under any liability to the other for failure or delay in the performance of any obligation hereunder or part thereof (other than obligations to pay money) to the extent and for the period that such performance is prevented by reason of Force Majeure provided that the Party claiming the benefit of this Section gives immediate written notice of the Force Majeure to the other.

15.2	Either Party will be entitled to terminate this Agreement forthwith by giving written notice to the other if the performance of this Agreement will be hindered or prevented for a period exceeding two (2) months due to an event of Force Majeure affecting either Party which cannot be fully removed or abated.

16.	Warranty, Indemnity and Insurance by EMULATE

16.1	EMULATE warrants that:

16.1.1	all quantities of the Product supplied to SAYRE hereunder will at the time of delivery conform to GMP and the Specification; and

16.1.2	EMULATE’s quality control procedures will have been carried out prior to delivery of the Product to SAYRE and “Certificate of Conformance” and other required documentation relevant to each batch of Product delivered will be supplied with the Product at the time of delivery.

16.2	If notwithstanding the above any of the Product supplied by EMULATE is subsequently found to be faulty or defective, then EMULATE will replace all quantities of Product that are acknowledged to be defective and will bear the cost of the re-supply or destruction of such faulty or defective Product and the Parties will give to each other all reasonable assistance with the re-supply by providing each other with all relevant information available to each of them respectively; provided, that EMULATE will not be responsible for any faults or defects in respect of the Products that are attributable to non-compliance with EMULATE’s Product usage instructions.

16.3	EMULATE will defend and indemnify SAYRE and hold it and its directors and officers harmless from any third-party claims, proceedings, actions, obligations, and liabilities, including any finally awarded damages, costs, reasonable attorney fees or out of pocket expenses of any kind (“Losses”) arising out of a third party claim based on injury to persons (including death) and damage to property resulting from (i) damages to or defects in the Product or (ii) the EMULATE process of manufacturing the Product; (iii) violation of third-party rights.

16.4	Except for the foregoing indemnity obligations and obligations with respect to Restricted Information under Section 14, but notwithstanding anything to the contrary contained in this Agreement, in no event will either party be liable to the other party under this Agreement for loss of business, loss of data, loss of profits, loss of contracts or opportunity, cost of substitute services, loss of revenue or for any special, punitive, exemplary, indirect, incidental or consequential damages, whether or not the possibility of such damages could have been reasonably foreseen, and whether as a result of breach of contract, warranty, negligence or tort.

In the event that a third party alleges that the Product or the Intellectual Property rights of the Product infringe third party rights, SAYRE will notify EMULATE as soon as practicable and in any event within one (1) week from the date on which it has learned of the allegation, of any such claim and enable EMULATE to conduct the defense, which EMULATE may take over at its sole discretion at its own cost. EMULATE reserves the right to modify or suspend the delivery of Product in order to avoid liability for damages caused by the Product infringing third-party rights. In such event, the Parties will discuss in good faith alternative arrangements regarding fulfilment of Purchase Orders accepted by EMULATE.

16.5	Except for the warranties set forth herein as expressly provided in this Section 16, EMULATE makes no representations or warranties of any kind, express, implied or otherwise. EMULATE specifically disclaims and SAYRE hereby expressly waives:-

16.5.1	any express or implied warranty of merchantability or fitness for a particular use with respect to the Product, whether used alone or in connection with other substances or materials; or

16.5.2	any liability with respect to:

16.5.2.1	any Product which has been tampered with or in any way altered or modified other than labelling or packaging, other than by EMULATE; or,

16.5.2.2	any Product which has been subject to misuse, negligence or accident other than by EMULATE; or

16.5.2.3	any Product which has been stored, handled, maintained or used in a manner contrary to regulatory requirements or EMULATE’s instructions or specifications described in Schedule 1 and otherwise appearing on the Product labelling; or

16.5.2.4	any Product which has exceeded its stated expiry date: or

16.5.2.5	SAYRE’s negligence or wilful misconduct, and the warranty set forth in Section 16.1 above and the indemnity set forth in Section 16.3 above will not apply to any such Product.

16.6	EMULATE’s total liability for any one claim or for the total of all claims arising from any act or default of EMULATE under this Agreement, including (but not limited to) claims for indemnity under this Section 16 will be limited to direct damages not to exceed two times (2x) the total price paid to EMULATE for the Products pursuant to Section 5 during the twelve (12)-month period preceding the last act or omission giving rise to the liability; provided that the foregoing limitation will not apply to EMULATE’s indemnification obligations under this Agreement.

16.7	EMULATE will at its own cost maintain throughout the period of this Agreement and for a period of not less than two (2) years following its termination insurance coverage for the indemnification of SAYRE pursuant to this Section 16 to the extent such indemnification is insurable.

17.	Warranty, Indemnity and Insurance by SAYRE

17.1	SAYRE warrants and covenants that it will:

17.1.1	comply with all laws and regulations in the Territory pertaining to the supply of the Product on NPP; and

17.1.2	supply the Product in compliance with the NPP procedure.

17.2	SAYRE will defend and indemnify EMULATE and hold it and its directors, officers and Affiliates harmless and will keep them indemnified from and against all Losses arising out of a third-party claim resulting from the breach of this Agreement by SAYRE or from SAYRE’s negligence or wilful misconduct, including but not limited to:

17.2.1	any act, omission, neglect or default of SAYRE’s agents and employees;

17.2.2	any breach by SAYRE of any of its obligations under this Agreement or arising from the supply of the Product(s) from SAYRE’s designated warehouses or the conduct of SAYRE:

17.2.3	the failure of SAYRE to comply with all applicable laws, rules and regulations in the Territory.

Notwithstanding the foregoing, SAYRE’s obligation to indemnify EMULATE will be reduced to the extent that the third-party claim is held to have been caused by the negligence or wilful misconduct of EMULATE.

17.3	Each Party will provide the other Party with reasonable evidence confirming such insurance coverage is in place together with confirmation of receipt of payment of the premiums. Such evidence will be provided upon the other Party’s reasonable request.

18.	Notices

18.1	Any notice whatsoever that either Party is required or authorised by this Agreement to give or make to the other Party will be given in writing in the English language, and delivered personally, sent by email (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or sent by internationally-recognized overnight courier to the addresses below.

EMULATE: EMulate Therapeutics, Inc. Attn: Chris E. Rivera 425 Pontius Avenue North, Suite 200 Seattle, WA 98109 crivera@EMulatetx.com

SAYRE:

Sayre Therapeutics Private Limited

Attn: Shukrit Sudhir Chimote

No.1104 Sobha Cinnamon Apartments,

Haralur Road, Somasundara Palya,

Bangalore, India, 560102

shukrit.chimote@sayretherapeutics.com

18.2	A notice will be deemed to be duly received:

(i)	if delivered by hand, when left at the address of the recipient, receipt confirmed;

(ii)	if sent by pre-paid registered post, with return receipt requested, ten (10) days after the date of posting;

(iii)	if sent by email, on the day following transmission.

Any Party may change its contact details for service by notice as provided in this Section 17.3.

18.3	At the time of the Effective Date the Parties´ contact details are as follows:

EMULATE: EMulate Therapeutics, Inc. Attn: Chris E. Rivera 425 Pontius Avenue North, Suite 200 Seattle, WA 98109 crivera@EMulatetx.com

SAYRE:

Sayre Therapeutics Private Limited

Attn: Shukrit Sudhir Chimote

No.91, GR Square, Amar jyothi Nagar HBCS Layout, Inner Ring road, Domlur, Bengaluru, Karnataka - 560071

shukrit.chimote@sayretherapeutics.com

18.4	Neither Party will be entitled to assign any of its rights or duties under this Agreement without the prior written consent of the other which consent will not be unreasonably withheld.

19.	Audit

SAYRE agrees to be audited by EMULATE in order to confirm compliance with the terms of this Agreement. Audits will be carried out with reasonable notice, during normal working hours and at EMULATE’s expense. The results of such audit will be treated as ‘Confidential Information’.

20.	Term & Termination

20.1	Term. The term of this Agreement will commence on the Effective Date and unless earlier terminated pursuant to this Section 20, will continue in full force and effect for six (6) years from the date of receipt of fulfilment of SAYRE’s first order under the NPP (Named Patient Programme) (the “Term”). Upon the expiry of the Term, the Agreement will be renewed for such further period as the Parties may mutually agree, and such renewal period will be deemed to be included in the “Term.”

20.2	No Early Termination Right. Neither Party will have the right to terminate this Agreement without assigning any cause during the “Term.”

20.3	Termination for Material Breach. In addition to any other rights or remedies available at law or in equity, a Party may terminate this Agreement and every Purchase Order, upon written notice, upon the occurrence of a material breach by the other Party of this Agreement that is not cured within forty five (45) days of receipt of written notice thereof.

20.3.1	Termination for Not Meeting Forecasts. In the event SAYRE fails to diligently pursue and accomplish, on a regular basis, the importation, sale, distribution and supply of the Product in the Territory in the Field, the Parties shall discuss the matter in good faith having regard to the forecasts and rollover provisions in Schedule 1, provided that the forecast in Schedule 1 shall be contingent upon EMULATE receiving a CE Mark approval to treat GBM. These discussions can be done as part of a six-monthly Joint Steering Committee (JSC) between both the parties or otherwise. SAYRE shall not be responsible for any deficiencies caused solely by any delay or failure by EMULATE, or any issues related to the safety or functionality of the Product/s in the Territory. In the event, subsequent to such good faith discussion and after SAYRE has been given an opportunity to roll over and fully perform under this Agreement with respect to the forecasted order quantities as detailed in Schedule 1 within six (6) months following the end of the applicable forecast year, EMULATE may, at the end of such period, first require SAYRE to immediately purchase such number of units of the Product as may be required to fulfill the forecasted quantities in Schedule 1. If SAYRE fails to do so, EMULATE may modify the appointment of SAYRE from an exclusive distributor to a non-exclusive distributor in the Territory or otherwise may, without incurring any liability therefor, and without imposing any further liability on SAYRE therefor, terminate this Agreement and all Purchase Orders hereunder.

20.4	Insolvency Event. Either EMULATE or SAYRE may terminate this Agreement in the event that the other becomes insolvent, files a petition in bankruptcy, or is declared bankrupt, or makes an assignment for benefit of creditors, during the Term of this Agreement. Termination under this Section will be effective upon twenty (20) days’ prior written notice.

20.5	SAYRE Change of Control. EMULATE may terminate this Agreement effective upon ninety (90) days’ written notice by delivering to SAYRE or its representative such written notice of termination within one hundred eighty (180) days of any Change of Control of SAYRE if (a) the Change of Control is in favour of a competitor to EMULATE; or (b) if EMULATE reasonably apprehends if the Person in whose favour SAYRE undergoes a Change of Control will be unable to discharge the SAYRE’s obligations under this Agreement.

20.6	EMULATE Change of Control. Notwithstanding anything to the contrary in this Agreement, in the event the EMULATE undergoes a Change of Control during the Term, such Change of Control will not affect: (i) the validity of this Agreement; or (ii) SAYRE’s rights in respect of the Product under this Agreement, including but not limited to the right to market, resell and otherwise distribute the Product within the Territory in the Field.

20.7	Modification of Transfer Price. In the event the Parties are unable to reach an agreement in respect of an increase in the Transfer Price within thirty (30) days from the date on which the relevant negotiations were first started, SAYRE may terminate this Agreement effective upon sixty (60) days’ written notice.

20.8	Effect of Expiration and Termination. Upon any expiration or termination of this Agreement, the following consequences will apply:

(a)	SAYRE’s rights and each of SAYRE and EMULATE’s obligations under this Agreement with respect to the Territory will terminate, except as otherwise contemplated by this Section.

(b)	All inventions whether patentable or not, trademarks, marks, trade names, patents, copyrights, designs, drawings, formulas or other data, photographs, samples, literature, and sales and promotional aids of every kind will remain the sole and exclusive property of EMULATE. Within thirty (30) days after the effective date of termination of this Agreement, SAYRE will destroy all tangible items bearing, containing, or contained in, any of the foregoing, in its possession or control and provide written certification of such destruction, or prepare such tangible items for shipment to EMULATE, as EMULATE may direct, at EMULATE’s expense. SAYRE will not make or retain any copies of any confidential or proprietary items or information, which may have been entrusted to it. Effective upon the termination of this Agreement, SAYRE will cease to use all trademarks and trade names of EMULATE.

(c)	Upon expiration of this Agreement or termination (refer to Section 20.3) hereunder, EMULATE may, in its reasonable discretion in accordance with Applicable Laws, appoint itself as successor to SAYRE or appoint a third party that is located in the Territory, organized under the laws of the Territory and legally competent to hold and maintain the Product Approvals under the laws of the Territory, as successor to SAYRE (the “Successor Entity”). SAYRE will transfer and assign to EMULATE or the Successor Entity, as applicable, all Product Approvals, permits, filings and authorizations (including reimbursement authorizations), if any, obtained by SAYRE for the purpose of marketing, distributing and reselling the Product in the Territory, not later than the effective date of such expiration or termination or as soon as practicable if this Agreement is terminated immediately without prior notice. SAYRE will reasonably cooperate, at EMULATE’s request and reasonable expense, in making any filings, executing any instruments, or taking other actions reasonably necessary to make such transfer of Product Approvals and any pricing approvals effective with Regulatory Authorities. During the period beginning upon the date of termination or expiration of this Agreement and ending twelve (12) months thereafter (the “Transition Period”), SAYRE agrees to import and resell that Product for which it continues to hold the necessary Product Approvals to the Successor Entity at the then-current price, plus (i) a mark-up of twenty percent (20%) and (ii) any applicable consumption tax. The general purchase and sales terms of this Agreement will govern the sale of Product during the Transition Period and EMULATE will guarantee payment of any undisputed amount unpaid by the Successor Entity for any Product resold by SAYRE to the Successor Entity during the Transition Period. SAYRE will, at EMULATE’s request, promptly assign to EMULATE or the Successor Entity, as applicable, all of SAYRE’s rights and obligations under tender contracts for such Territory with any third parties that grant to such third parties rights to purchase Product from SAYRE, but solely to the extent that such tender contract relates to the Product.

(d)	SAYRE will provide EMULATE with a complete inventory of Product in SAYRE’s possession or in transit to SAYRE from EMULATE or otherwise in SAYRE’s control, within ten (10) business days after the effective date of the expiration or termination of this Agreement. Acceptance of any order from, or sale or license of, any Product to SAYRE after the effective date of termination of this Agreement will not be construed as a renewal or extension hereof, or as a waiver of termination of this Agreement.

(e)	EMULATE will, at its option, have the right to repurchase from SAYRE, and, if EMULATE exercises such option, SAYRE will sell to EMULATE on the effective date of such termination or expiration of this Agreement, all of SAYRE’s inventory of Product that is not obsolete, damaged or expired, at a price equal to the applicable Transfer Price actually paid by SAYRE for such Product, shipping charges and duties paid by SAYRE in respect of such Products. Any such repurchase will be made within sixty (60) days after the effective date of termination, and SAYRE will promptly ship such Product to a destination specified by EMULATE in accordance with EMULATE’s shipping instructions. The Product so delivered will be subject to inspection by EMULATE and payment therefor will be made within forty five (45) days of final acceptance by EMULATE of Product so inspected. Product repurchased from SAYRE by EMULATE pursuant to this Section will be shipped promptly by SAYRE to a location specified by EMULATE and EMULATE will reimburse SAYRE for all pre-approved reasonable out-of-pocket costs of shipment. This Section 20.8(e) will survive the expiration or termination of this Agreement.

(f)	Without prejudice to EMULATE’s indemnification obligations under Section 16.3, SAYRE will not be entitled to any termination compensation, consequential damages, indemnity or other payment for goodwill, lost profits, costs related to any employee or former employee, costs of re-establishment or replacement of the business or any other expenses, or rights relating to the business established by SAYRE. SAYRE expressly acknowledges and agrees that any rights to such indemnity, restitution, lost profits or compensation afforded to SAYRE by law or custom, and to the extent permissible under Applicable Law, are hereby expressly and completely waived by SAYRE. SAYRE will indemnify EMULATE for any claims or actions brought by employees, agents, representatives or other obligees of SAYRE for any severance pay, compensation, disability payment or social security payment or compensation.

(g)	Termination, relinquishment or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including the payment obligations hereunder and any and all damages or remedies arising from any breach hereof. Such termination, relinquishment or expiration will not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement. All oother rights and obligations of the Parties will cease upon expiration or termination of this Agreement.

(h)	Sections 11; 12; 14; 16; 17; 20; 21; 22; 23 and 24 will continue in full force in accordance with their terms notwithstanding the termination or expiration of this Agreement.

21.	Entire Agreement

21.1	Each Party acknowledges that in entering into this Agreement it does not do so on the basis of, and does not rely on, any representation warranty or other provision except as expressly provided herein and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

21.2	This Agreement and the provisions of any Schedules hereto constitute the entire agreement between the Parties, and supersede and extinguish all previous communications representations, agreements or understandings whether oral or written between the Parties, with respect to the subject matter hereof.

22.	Agency

Nothing contained in this Agreement will or be deemed to constitute a partnership or a relationship of principal and agent or a joint venture between the Parties, and neither Party will bind or conduct itself in a manner to suggest it has authority to bind the other in any way except as expressly permitted in this Agreement.

23.	Governing Law and Jurisdiction

This Agreement will be governed and construed in accordance with the laws of the state of New York, USA, excluding its rules of conflicts of laws.

If a dispute arises between the Parties and the Parties do not settle such dispute within sixty (60) days following the commencement of such dispute, then such dispute will be subject to resolution only in a court of competent jurisdiction located in the Borough of Manhattan, New York, NY, USA, and each Party waives all defences against the jurisdiction of such court, including, without limitation, the inconvenience of such forum.

24.	Amendment, Waiver, Etc.

24.1	Amendment or waiver of any provision of this Agreement must be made in writing and agreed to in writing by a duly authorised representative of each Party.

24.2	The failure by either Party to exercise or enforce any right conferred upon it hereunder will not be deemed to be a waiver of any such right or operate to bar the exercise of enforcement thereof at any time or times thereafter.

24.3	If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or part, this Agreement will continue to be valid as to the other provisions and the remainder of the affected provision.

25.	Anti-Bribery Compliance

In connection with performance of its obligations under this Agreement, SAYRE will not, and will ensure that its employees, directors, officers, agents or other persons acting on its behalf (collectively, the “SAYRE Representatives”) do not, make, or promise to make, any payment contribution or gift, either directly or indirectly, to any governmental or political official, candidates for public office, hospital, medical insurance of EMULATE or similar provider organization, customer or other person (including, without limitation, any payoff, influence payment, bribe, rebate or kickback) (i) for the purpose of improperly obtaining or paying for registrations, pricing approvals, medical reimbursement coverage of favorable treatment in securing or maintaining business or any other special concession; or (ii) if such payment, contribution or gift would constitute a violation of applicable laws. SAYRE (including all agents) will provide EMULATE with written certification of its compliance with this provision on an annual basis or as requested in writing by EMULATE. SAYRE will, and will ensure that the SAYRE Representatives comply with (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), (ii) the Bribery Act 2010, (iii) any other applicable local or multi-national laws prohibiting the payment of bribes to government officials (“Anti-Corruption and Bribery Laws”) and (iv) EMULATE’s Anti-Corruption and Bribery Policy (the “Anti-Corruption and Bribery Policy”).

IN WITNESS whereof this Agreement has been executed by the duly authorised representatives of the Parties as of the Effective Date.

Signed for and on behalf of	Signed for and on behalf of

EMULATE THERAPEUTICS, INC.	SAYRE THERAPEUTICS PVT. LTD.

by:	by:

Chris E. Rivera	Shukrit Sudhir Chimote
CEO	CEO

Signature	Signature

Date: 10 October 2019	Date:__________________________

SCHEDULE 1

Product/Price

Product: The Voyager system and the Hælo Pediatric system are non-invasive, non-sterile, non-thermal, non-ionizing, battery-operated, portable medical devices that use localized, ultra-low (0-22kHz) radio frequency energy (ulRFE®). Radio frequency energy is delivered to the patient by an electromagnetic coil worn externally on the head.

Indication:

The Voyager system indicated* for the treatment of:

●	glioblastoma in adults (GBM)

The Hælo™ Pediatric System indicated* for the treatment of:

●	diffuse midline glioma (DMG) in patients <22 years old

* Subject to approval as described in Schedule 4.

Presentation and pack sizes:

The EMulate Therapeutics® Voyager system consists of 3 parts – a controller, a headband, and a charger. The Voyager headband is worn on top of the patient’s head and is connected to the controller. The portable Voyager controller is clipped to a pocket or waist pack worn by the patient. Voyager controllers and charger	Voyager system

Voyager headband

The Voyager system includes 2 separate packages:

Package 1 [P/N 1125-002] contains:		Package 2 [1120-XXX] contains:

●	2 Voyager controllers	●	1 Voyager headband;

●	1 universal wall-mount charger with 4 interchangeable adapters (EU/UK/AU/US)		Available sizes: -001(XSM), -002(SM), -003(MED), -004(LRG)

●	1 Instructions for Use manual

The EMulate Therapeutics® Hælo™ pediatric system contains 2 primary packages:

Primary Package #1 (Figure 1),

PN 1149-001, Package Assembly, Hælo Controller, V3.0, HDE

●	P/N 2027, Controller, Final Assembly, V3.0 [Qty 2]

●	P/N 1150, Universal Wall Charger-Adapter Assembly, [Qty 1 kit]; an off-the-shelf accessory comprised of a UL/IEC/EN 60601-1 and CE certified wall mount adapter (P/N 9052) with the following interchangeable plug adapters:

○	9053-001, US Plug
○	9053-002, AU Plug
○	9053-003, EU Plug
○	9053-004, British Plug

●	P/N 4324, Instructions for Use (IFU), Patient, Hælo, HDE [Qty 1]

Figure 1

Primary Package #2 (Figure 2)

PN 1142-XXX, Package Assembly, Hælo Headcoil, HDE, [Size*]

●	2082-XXX [Qty 1, of the following sizes:]

○	2082-001, XSM
○	2082-002, SM
○	2082-003, MED
○	2082-004, LRG

●	P/N 2079-001, Headband Strap, Hælo, XSM/SM [Qty 1]

●	P/N 2079-002, Headband Strap, Hælo, MED/LRG [Qty 1]

*P/N 1142-XXX is provided in 4 sizes represented by the dash numbers: -001(XSM), -002(SM), -003(MED), -004(LRG).

Figure 2

Appendix 1 includes top-level engineering drawings for PN 1149-001 and PN 1142-XXX, Appendix 2 includes the patient’s IFU (with detailed technical information), and Appendix 3 includes the Design History File and documents relevant to manufacturing.

The controller is connected to the headcoil, which is placed on the back of the patient’s head and secured by the headstrap (Figure 3), and worn continuously.

Figure 3

Price:

US$10,000 / unit (ex-works) (Twelve (12) months treatment)

US$5,000 / unit (ex-works) (Six (06) months treatment)

US$2,500 / unit (ex-works) (Three (03) months treatment)

Orders: at least 1 unit

Referring to Presentation & Pack Sizes above, 1 unit is defined as complete set of Voyager or Hælo Pediatric System.

International packaging:

Per EMULATE’s document-controlled Packaging Guidelines for Voyager Systems, Document D00187 (as revised from time to time), which applies to both the Voyager system and the Hӕlo™ Pediatric systems. SAYRE acknowledges receipt of a copy of the latest revision of each of these documents.

Shipping Specifications

Storage conditions:

●	Temperature range	0°C - 40°C (32°F - 104°F)

●	Relative humidity	20% - 90% (without condensation)

Transportation conditions:

●	Temperature range	-25°C - 40°C (-13°F - 104°F)

●	Relative humidity	20% - 85% (without condensation)

Pricing details for 3/6/12 months treatment Periods:

Three (3) months	USD 2500.00
Six (6) months	USD 5000.00
Twelve (12) months	USD 10,000.00

Forecast –

Y1	Y2	Y3	Y4	Y5
14	22	34	45	56

Provided that:

The forecast indicated above for Y1 or Year 1 shall commence only upon the expiry of 6 months from the date EMULATE informs SAYRE in writing that EMULATE has received a CE Mark to treat GBM applicable to the sale of Product in the Territory and is ready and willing to fulfil SAYRE’s order immediately on the mutually-agreed-to terms of the order and this Agreement.

Y1 shall be a period of 12 months from the aforesaid date of commencement. Y2 shall be a period of 12 months commencing from the day immediately following the expiry of Y1.

In the event SAYRE is unable to fulfil the forecast in any of the forecast years, the shortfall may be rolled over into the first six (6) months of the subsequent forecast year, and any failure by Sayre to fully perform its obligations under this Agreement with respect to such forecast quantities within such 6-month period will be subject to the appointment and termination provisions of Section 20.3.

Upfront and Milestone Payment:

Upfront payment upon signing the definitive agreement	USD 50,000
Payment on CE Mark approval of the device for GBM	USD 50,000
Payment on US FDA approval of the device for GBM	USD 25,000

Upfront payment of USD 50,000 will be in addition to the Transfer Price of the Product. Provided that the first 10 twelve-month-treatment units will be charged at a Transfer Price of USD 5,000 per unit, i.e., 50% of the otherwise-applicable Transfer Price of USD 10,000 per unit, until such time that the Transfer Prices for all units supplied under this Agreement, irrespective of the treatment period for units supplied, aggregate to USD 50,000,

In respect of orders for three-month-treatment units, SAYRE shall be provided two (2) units at no charge for every two (2) units ordered at the above price until such time that the Transfer Prices for all units supplied under this Agreement, irrespective of the treatment period for units supplied, aggregate to USD 50,000.

In respect of orders for six-month-treatment units, SAYRE shall be provided one (1) unit at no charge for every one (1) unit ordered at the above price until such time that the Transfer Prices for all units supplied under this Agreement, irrespective of the treatment period for units supplied, aggregate to USD 50,000.

Potential Approval Timelines:

▪	HDE approval of Hælo Pediatric system to treat DMG in Q4 2019 or 1H 2020.
▪	CE Mark for Voyager to treat GBM in Q1 2020.
▪	FDA approval of Voyager to treat newly diagnosed GBM tentatively in 2025.

SCHEDULE 2

TERRITORY

1.	The Republic of India, including its 29 States and Union Territories

Additional countries to be confirmed with EMULATE’s prior written agreement on a case-by-case basis.

SCHEDULE 3

TRADE MARKS

EMulate®

EMulate Therapeutics®

Hælo®

Schedule 4

Regulatory Affairs

Two-step regulatory process for the Product in the Territory:

Step 1:

Voyager and Hӕlo™ will be marketed under a managed access/Named Patient Program (NPP) once Humanitarian Device Exemption (HDE) status is granted by the US FDA or “Conformité Européenne” (CE) mark is granted in Europe and the Product is launched in the global markets. Under NPP, SAYRE will discuss the Product in closed-door meetings with radiation oncologists, neuro-surgeons and/or neuro-oncologists, as appropriate. Product will be marketed with the managed access stocks from EMULATE. SAYRE will adhere to the guidelines framed by Indian Regulatory Authorities for managing Voyager and Hӕlo under Named Patient Program.

Step 2:

Once the Product gets some traction and the globally approved dossier is ready for the regulatory submissions in India, SAYRE will file with the regulatory authorities for marketing authorization approval. However, this will be done after 2 years of market standing in the country of origin to aim for a clinical trial waiver in India; until such time SAYRE will continue with NPP. Requirements of importing the Product under NPP are as described in Section 7.5.

Cost of Registration in India: USD 20,000.00; These costs will be reimbursed by EMULATE to SAYRE in the event SAYRE transfers the registration in favour of EMULATE in accordance with this Agreement.

CONTACT POINTS FOR THE EXCHANGE OF PRODUCT INFORMATION, I.E., US / EMA SUMMARY OF PRODUCT CHARACTERISTICS AND PACKAGE LEAFLET

EMULATE	SAYRE
Regulatory Affairs Tel: +1 206 708 2288 Email: dmorganmurray@emulatetx.com	Regulatory Affairs Tel: 080 4866 6604 Email: ravi.kunjithai@sayretherapeutics.com

Schedule 5

[document listing to be provided]